Exhibit 3.1

Amendment to the Bylaws of
ADAMS RESOURCES & ENERGY, INC.
Adopted By Unanimous Consent Resolutions of Board of Directors
 on September 26, 2012
___________________________________________________________________

The title of and Article V, Section 6 of the Bylaws of the Company be amended to read as follows:

The Chairman of the Board and The Chief Executive Officer

Section 6.  Either the Chairman of the Board, or the President, as the Board of Directors may designate shall be the Chief Executive Officer of the Corporation.  The Chairman of Board shall preside at all meetings of the Stockholders and the Board of Directors. The Chief Executive Officer shall have general and active management of the business of the corporation, shall see that all orders and resolutions of the Board of Directors are carried into effect, and shall execute bonds, mortgages and other contracts requiring a seal under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors, to some other officer or agent of the corporation.